Exhibit 10.01

ACCOUNTS RECEIVABLE FINANCE AGREEMENT

This Accounts Receivable Finance Agreement (the "Agreement") is made as of November 25, 2025, by and between CSNK Working Capital Finance Corp. d/b/a Bay View Funding ("Bay View") having a place of business at 224 Airport Parkway, Suite 200, San Jose, CA 95110-3730, and Fluent, Inc., a Delaware Corporation, Fluent, LLC, a Delaware Limited Liability Company, Fluent Media Labs, LLC, a Delaware Limited Liability Company, and AdParlor, LLC, a Delaware Limited Liability Company (individually and together hereinafter referred to as “Client”) having its principal place of business and chief executive office at 300 Vesey Street, 9th Floor, New York, NY 10282-1102 with an additional address located at 1 N End Avenue, Fl 9, New York, NY 10282-1102.

Section 1. DEFINITIONS. When used herein, the following terms shall have the following meanings:

1.1.	“Account Balance” shall mean, on any given day, the gross amount of all Purchased Receivables unpaid on that day.
1.2.

“Account Debtor” shall have the meaning set forth in the Uniform Commercial Code as enacted in the State of California (“UCC”) and shall include any person liable on any Receivable, including without limitation, any guarantor of the Receivable and any issuer of a letter of credit or banker's acceptance.

1.3.	“ACH” shall mean the Automated Clearing House.
1.4.	“ACH Fee” shall mean $10.00 for all ACH charges incurred by Bay View.
1.5.

“Adjustments” shall mean all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Purchased Receivable.

1.6.	“Advance” shall have that meaning as set forth in Section 2.1 herein.
1.7.

“Advance Percentage” shall be ninety percent (90%) for Domestic Receivables and eighty-five percent (85%) for Foreign Receivables, which may be adjusted pursuant to Section 13.13 herein. Advances against foreign Receivables (whether billed or unbilled) shall not exceed thirty percent (30%) of the total Advance balances.

1.8.

“Avoidance Claim” shall mean the assertion, complaint, judgment or otherwise against Bay View, that any payment Bay View received with respect to any Receivable, whether the amount related thereto was paid by the Account Debtor, the Client, or on behalf of Client or for its benefit, or any lien granted to Bay View is avoidable (or recoverable from Bay View) under the United States Bankruptcy Code, any other debtor relief statute, including but not limited to, preference claims, fraudulent transfer claims, or through receivership, assignment for the benefit of creditors or any equivalent recovery law, rule or regulation which relates to the adjustment of debtor and creditor relations.

1.9.	“Collateral” shall have that meaning set forth in Section 8 herein.
1.10.	“Collateral Management Fee” shall have that meaning as set forth in Section 3.6 herein.
1.11.	“Collections” shall mean all good funds received by Bay View from or on behalf of an Account Debtor with respect to Purchased Receivables.
1.12.

“Control Accounts” shall mean collectively deposit accounts with Citizens Bank, N.A (“Citizens Bank”), which will be subject to a deposit account control agreement acceptable to Bay View in its sole discretion. Collections on all Receivables shall be directed to this Citizens Bank deposit account. Client shall maintain a deposit account at Heritage Bank of Commerce (“Heritage”). Heritage shall be Bay View’s agent for perfection of Bay View’s security interest in all deposit accounts maintained at Heritage. The deposit accounts at Citizens Bank and Heritage shall collective comprise the Control Accounts.

1.13.

“Convertible Notes” shall mean the Convertible Subordinated Promissory Notes issued by the Client to each named noteholder on or about August 19, 2024 in the aggregate principal amount of $2,050,000, together with the Subordination Agreements executed by each of the related noteholders in favor of Bay View.

1.14.

“Dispute” shall mean a dispute, claim, or defense of any kind whatsoever, whether valid or invalid, asserted by an Account Debtor, that may reduce the amount collectible by Bay View from an Account Debtor. Bay View is under no obligation to investigate the merits of any Dispute.

1.15.	“Domestic Receivable” shall mean a Receivable due from an Account Debtor incorporated, formed or organized in the United States.
1.16.	“Early Termination Fee” shall have that meaning as set forth in Section 10 herein.
1.17.	“Event of Default” shall have that meaning as set forth in Section 9 herein.
1.18.	“Facility Fee” shall have that meaning as set forth in Section 3.5 herein.
1.19.	“Finance Fee” shall have that meaning as set forth in Section 3.7 herein.
1.20.

“Foreign Receivable” shall mean a Receivable due from an Account Debtor incorporated, formed or organized outside of the United States.For purposes of this Agreement, Canada, the United Kingdom, Ireland, Germany, Austria, the Netherlands, France, Spain Israel, Singapore and Australia are a non-exclusive list of countries where Client may transact business and present Foreign Receivables to Bay View for funding, pursuant to the terms of this Agreement.

1.21.

“Freedom Debt” shall mean the indebtedness owed to Freedom Debt Relief, LLC pursuant to the Amended and Restated Subordinated Secured Promissory Note, dated as of April 2, 2024 in the principal amount of $2,000,000.00.

1.22.	“Initial Funding Date” shall mean the date in which Bay View makes the first purchase of any Receivable pursuant to this Agreement.
1.23.	“Initial Term” shall be thirty-six (36) months after the Initial Funding Date.
1.24.	“Insolvent” shall mean with respect to an Account Debtor that such Account Debtor has filed, or has had filed against it, any bankruptcy case, or has made an assignment for the benefit of creditors.
1.25.	“Maximum Credit” shall have that meaning as set forth in Section 2.1 herein.
1.26.	“NACHA Rules” shall mean the rules issued by the National Automated Clearing House Association which governs funds transfers initiated through the ACH System.
1.27.

“Obligations” shall mean the obligation to pay and perform when due all debts and all obligations, liabilities, covenants, agreements, guarantees, warranties and representations of Client to Bay View, of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable from Client to Bay View; howsoever created, incurred, acquired, arising or evidenced; whether primary, secondary, direct, absolute, contingent, fixed, secured, unsecured, or otherwise; whether as principal or guarantor; acquired by assignment, liquidated or unliquidated; certain or uncertain; determined or undetermined; due or to become due; as a result of present or future advances or otherwise; joint or individual; pursuant to or caused by Client’s breach of this Agreement, or any other present or future agreement or instrument, or created by operation of law or otherwise; evidenced by a written instrument or oral; created directly between Bay View and Client or restitution claims owed by Client to a third party and acquired by Bay View from such third party, monetary or nonmonetary.

1.28.

“Online Reporting Service” shall mean the system set up on Bay View’s website where Client provides Bay View with the pertinent data necessary for Bay View to purchase Receivables under this Agreement and otherwise administer this Agreement.

1.29.	“Online Statement of Account” shall have that meaning as set forth in Section 3.1 herein.

1.30.

“Payment Period” shall be (i) one hundred twenty (120) calendar days from an invoice date; although Bay View may approve different terms on a case by case basis and (ii) one hundred fifty (150) calendar days from invoice date from Heineken Holding NV or any of its subsidiaries, affiliates, or divisions.

1.31.	“Permitted Lien” shall be the lien granted in respect of the Freedom Debt.
1.32.	“Prime Rate” shall have that meaning as set forth in Section 3.7 herein.
1.33.

“Purchased Receivables” shall mean all Receivables arising out of the invoices and other agreements identified on or delivered with any Schedule of Accounts delivered by Client to Bay View which Bay View elects to purchase and for which Bay View makes an Advance.

1.34.

“Receivable” shall mean accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, banker’s acceptances, and rights to payment, and all proceeds thereof.

1.35.	“Reconciliation Period” shall, unless otherwise notified by Bay View to Client, mean a weekly calendar period.
1.36.	“Renewal Term” shall be a twelve (12) month period in which this Agreement is renewed pursuant to Section 10.
1.37.

“Repurchase Price” shall mean, with respect to a Repurchased Receivable, the amount of any Advance made in connection with such Purchased Receivable less any payment by an Account Debtor on such Purchased Receivable.

1.38.	“Repurchased Receivable” shall refer to a Purchased Receivable which the Client has become obligated to Repurchase under Section 4.1 hereof.
1.39.	“Reserve” shall have that meaning as set forth in Section 2.4 herein.
1.40.	“Returned Check Fee.” Client shall pay to Bay View a fee in the amount of $30.00 in the event a notice is received of a returned check for any payment processed on behalf of Client.
1.41.

“Schedule of Accounts” shall mean a Bill of Sale signed by a representative of Client which accurately identifies the Receivables which Bay View, at its election, may purchase, and includes for each such Receivable the correct amount owed by the Account Debtor, the name and address of the Account Debtor, the invoice number, and the invoice date.

1.42.	“Wire Fee” $20.00 for all domestic wire charges and $50.00 for all foreign wire charges incurred by Bay View.
1.43.	“Write Off Period” shall mean twelve (12) calendar months from the date Bay View purchases a Receivable.
1.44.	UCC Definitions: all other capitalized terms not otherwise defined herein shall have that meaning as set forth in the UCC as enacted in the State of California.

Section 2. PURCHASE AND SALE OF RECEIVABLES

2.1.

Acceptance of Receivables. Bay View shall have no obligation to purchase any Receivable listed on a Schedule of Accounts. Upon acceptance, Bay View shall pay to Client the Advance Percentage of the face amount of each Receivable Bay View desires to purchase minus ACH Fee, Wire Fee, and other Obligations which are currently due under the Agreement. Such payment shall be the "Advance" with respect to such Receivable. The purchase price of any Receivables purchased hereunder shall be the sum of the Advance, plus any Reserve payable by Bay View to Client relating to such Receivable. The aggregate amount of all outstanding Advances including the Unbilled Line Addendum shall not at any time exceed the lesser of Thirty Million Dollars ($30,000,000) (the Maximum Credit) or an amount equal to the sum of all Advances less any funds in the Reserve. Advances on Foreign Receivables, including Unbilled Line Advances, shall not exceed thirty percent (30%) of all outstanding Advances. Client shall not request and Bay View shall not make an Advance that would cause the resulting total of all Advances to exceed the foregoing limitation. In the event the aggregate outstanding Obligations shall at any time exceed the foregoing limitation, Client shall within one business day repay the Advances in the amount of such excess.

2.2.

ACH Authorization. In order to facilitate the purchase of Receivables under this Agreement, and the payment of the Obligations, Client irrevocably authorizes Bay View to initiate debits or credits through the ACH or any other wire transfer system in effect.

2.3.

Effectiveness of Sale to Bay View. Effective upon Bay View's payment of an Advance, and in consideration of the covenants of this Agreement, Client will have absolutely sold, transferred and assigned to Bay View, all of Client's right, title and interest in and to each Purchased Receivable and all proceeds thereof.

2.4.

Establishment of a Reserve. Upon the purchase by Bay View of each Purchased Receivable, Bay View shall establish a Reserve. The Reserve shall be the amount by which the face amount of the Purchased Receivable exceeds the Advance or the Reserve may be established from collections which Bay View may receive on any Account, Purchased Receivable, or Proceeds of any other Collateral (the "Reserve"). The Reserve shall be a book balance maintained on the records of Bay View and shall not be a segregated fund, and may be accumulated by Bay View, or released to Client, in any amount, in Bay View’s sole discretion. In order to facilitate the payment and performance of all Obligations, Bay View may pay into the Reserve collections received on any Purchased Receivable, or the Proceeds of any other Collateral. Bay View’s maintenance of the Reserve shall not vest the Client with any right title, or interest therein as it is understood that the Reserve is an account established to facilitate the payment and performance of all Obligations. Bay View in its discretion may increase the Reserve to account for any potential Avoidance Claim.

2.5.

Offer to Sell Receivables. For all Receivables presented to Bay View for funding, Client shall deliver to Bay View a signed Schedule of Accounts along with a listing of the Receivables in an electronic format acceptable to Bay View, in its sole discretion, with respect to any Receivable for which a request for purchase is made. Upon request by Bay View, Client shall provide such information relating to the Receivables as Bay View may reasonably request. Bay View shall be entitled to rely on all of the information provided by Client to Bay View on the Schedule of Accounts and to rely on the signature on any Schedule of Accounts as an authorized authentication by Client. Each invoice shall bear instructions for payments to be remitted to the Citizens Bank Control Account or another lockbox controlled by Bay View. Client’s failure to include such notice on the invoice shall result in repurchase of such Purchased Receivable. Notwithstanding anything to the foregoing, Bay View shall use commercially reasonable efforts to communicate with Client that an Account Debtor is not eligible for purchase under this Agreement or that Bay View shall establish a credit limit for an Account Debtor. Bay View agrees to discuss any concerns Client may have with respect to Bay View’s decision regarding the foregoing credit determinations. However, nothing herein shall be construed to amend or alter anything in Section 2.1, above.

Section 3. COLLECTIONS, CHARGES AND REMITTANCES

3.1

Accounting. Client shall promptly upon sale of Receivables to Bay View, make proper entries on its books and records disclosing the sale thereof to Bay View. Client shall deliver (a) monthly company-prepared financial statements within thirty (30) business days after each month-end, and (ii) quarterly financial statements and reports within five (5) days following applicable SEC filing deadlines. Client shall also promptly provide such additional financial information as Bay View may reasonably request. Bay View shall post all of Client’s non-default account activity on Bay View’s website, which shall constitute Client’s Online Statement of Account. Bay View will not likely send Client any hard copies of any of the activities which constitute Client’s Online Statement of Account. Provided that there is no Event of Default, Bay View shall provide Client with continuous access to Client to view the Online Statement of Account. Client shall be solely responsible for checking its Online Statement of Account. If Client disputes any entry on the Online Statement of Account it shall, within thirty (30) days after the first posting of the event, send to Bay View a written exception to such event. Unless Bay View receives a timely written exception to the activity posted to the Online Statement of Account, within thirty (30) days after it is first posted, the Online Statement of Account shall become an account stated and be deemed accepted by Client and shall be conclusive and binding upon the Client.

3.2

Audit Fees. Bay View or its designee may conduct examinations of the Collateral and Client's operations, in each case, subject to reasonable notice to Client. Client shall pay Bay View audit fees plus actual, documented out-of-pocket expenses per accounts receivable-focused audit and absent an Event of Default, the aggregate audit fees and actual, documented out-of-pocket expenses for routine audits and examinations in any twelve (12) month period shall not exceed $25,000. Audit fees shall be payable promptly following presentation by Bay View of an invoice documenting such audit fees.

3.3

Collections. All Collections will go directly to Bay View and Bay View shall apply all Collections to Client's Obligations hereunder in such order and manner as Bay View may determine in its sole discretion. Client will hold in trust and safekeeping, as the sole property of Bay View, and promptly turn over to Bay View, in identical form received, any payment on a Purchased Receivable, or Receivable assigned to Bay View under this Agreement, that comes into Client's possession. In the event Client comes into possession of a remittance comprising payments of both a Purchased Receivable and Receivable which has not been purchased by Bay View, Client shall hold same in accordance with the provisions set forth above and immediately turn same over to Bay View, in identical form received. Application of receipts shall occur no later than three (3) calendar days from Bay View’s receipt of funds and remittance advice from Bay View’s bank. Upon collection of such item, provided there is no Event of Default, Bay View shall remit to Client its portion thereof, together with payments received on non-financed Receivables, on a semi-weekly basis. Client’s failure to comply with its duties under this Section without cure of such non-compliance for a period of [five days] shall result in repurchase of such related Purchased Receivables. In accordance with Section 13.3, Client agrees to indemnify and save Bay View harmless from and against any and all claims, loss, costs and expenses caused by or arising out of the Receivables or any attempt by Bay View to collect same or resolve any Dispute.

3.4

Crediting of Payments. For purposes of determining availability under this Agreement, payments on Purchased Receivables and other payments with respect to the collateral and Obligations will be credited to the Purchased Receivables of Client upon the date of Bay View's receipt of advice from Bay View's bank that such payments have been credited to Bay View's account or in the case of payments received directly in kind by Bay View, upon the date of Bay View's deposit thereof at Bay View's bank, subject in either case to final payment and collection. Solely for the purpose of calculating fees under this Agreement, payments on Purchased Receivables and other payments with respect to collateral and Obligations shall be deemed received by Bay View three (3) calendar days after the date of Bay View's receipt of advice from Bay View's bank that such payments have been credited to Bay View's account or in the case of payments received directly in kind by Bay View, (3) calendar days after the date of Bay View's deposit thereof at Bay View's bank, subject in either case to final payment and collection.

3.5

Facility Fee.  Client shall pay Bay View on the Initial Funding Date, a facility fee (the "Facility Fee") in the amount of one half of one percent (0.50%) of the Maximum Credit, which fee is fully earned and non-refundable as of the date of this Agreement.  Annually thereafter, a Facility Fee of thirty three hundredths of one percent (0.33%) of the Maximum Credit shall be charged.  A Facility Fee will be charged for increases to the Maximum Credit, but only for the incremental increase and prorated for the remaining portion of the current term.

3.6

Collateral Management Fee. Client shall pay a Collateral Management Fee on outstanding Advances under this Agreement, which fee shall be payable and calculated as hereinafter set forth.  Client shall pay such fee to Bay View on the last calendar day of each month in an amount equal to (a) the quotient obtained by dividing the sum of the daily unpaid Advances outstanding on each day during the month by the actual number of days in such month (the " Daily Balance"), multiplied by one quarter of one percent (0.25%).

3.7

Finance Fee. Client shall pay a Finance Fee to Bay View on the outstanding Advances under this Agreement at a floating rate per annum equal to the Prime Rate plus two percent (Prime + 2.00%) (the "Finance Rate"), which fee shall be payable and calculated as hereinafter set forth.  Client shall pay such fee to Bay View on the last day of each month in an amount equal to (a) the quotient obtained by dividing the sum of the daily unpaid Advances outstanding on each day during the then current month by the actual number of days in such month (the "Daily Balance"), multiplied by (b) the quotient obtained by dividing the Finance Rate by 360, multiplied by (c) the actual number of days in the then current month.  The Finance Rate shall increase or decrease monthly, on the first day of each month, by the amount of any increase or decrease in the Prime Rate but at no time will the Finance Fee be less than nine percent (9.00%) for the first year from the Initial Funding Date, eight and three quarters of one percent (8.75%) for the second year of the Initial Term, and eight and one half of one percent (8.50%) for the third year of the Initial Term (the “Floor Rate”).  For purposes of this Agreement, the "Prime Rate" is the Prime Rate publicly listed by the Western Edition of the Wall Street Journal on the first day of each month or, if the first day of such month is not a business day, on the last business day of the immediately preceding month.  In the event the Prime Rate listed by the Wall Street Journal is a range, the highest rate in the range shall be the "Prime Rate".   In no event shall the finance fee exceed the maximum rate of interest permitted by law.

3.8	Reserved.
3.9	Reserved.
3.10	Reserved.
3.11	Monthly Minimum Fee. This section is intentionally omitted.
3.12

Refund to Client. Provided that there does not then exist an Event of Default, as defined in Section 9, or any event or condition that with notice, lapse of time or otherwise would constitute an Event of Default, Bay View shall refund to Client, the amount, if any, which Bay View owes to Client at the end of the Reconciliation Period according to the accounting prepared by Bay View for that Reconciliation Period (the "Refund"). The Refund shall be an amount equal to:

3.12.1.	The Reserve as of the beginning of that Reconciliation Period, plus
3.12.2.	The Reserve created for each Purchased Receivable paid during that Reconciliation Period, plus
3.12.3.	The Reserve created for each Repurchased Receivable, minus
3.12.4.	The total for that Reconciliation Period of:
3.12.4.1.	Finance Fee;
3.12.4.2.	Collateral Management Fee;
3.12.4.3.	Adjustments and/or reserves for Avoidance Claims;
3.12.4.4.	Repurchased Receivables, to the extent Bay View has agreed to accept payment thereof by deduction from the Refund; and
3.12.4.5.	The Reserve for the Account Balance as of the first day of the following Reconciliation Period.
3.12.5.

In the event the formula set forth in this Section results in an amount due to Bay View from Client, Bay View shall provide notice to Client together with a copy of the accounting prepared by Bay View for that Reconciliation Period and Client shall promptly but no later than two (2) Business Days thereafter, in Bay View’s sole discretion, either (i) make such payment to Bay View or (ii) assign additional Receivables to Bay View.

3.13

Standards Regarding Collections. Bay View’s collection activities with respect to any Receivable, whether or not a Dispute exists, does not obligate Bay View to engage a collection agency or commence a legal action to collect any Receivable. Client acknowledges that Bay View is not a collection agency and does not provide debt collection services to Client.

Section 4. RECOURSE AND REPURCHASE OBLIGATIONS

4.1.	Client's Agreement to Repurchase. Client agrees to pay to Bay View promptly following notice from Bay View of repurchase, the Repurchase Price with respect to any Purchased Receivable:
4.1.1.	Which remains unpaid for the Payment Period; or
4.1.2.	With respect to which there has been any breach of warranty or representation set forth in Section 6 hereof or any breach of any covenant contained in this Agreement; or
4.1.3.	With respect to which the Account Debtor asserts any Dispute.

Section 5. POWER OF ATTORNEY. Client grants to Bay View an irrevocable power of attorney coupled with an interest authorizing and permitting Bay View (acting through any of its employees, attorneys or agents) at any time, at its option but without obligation, with or without notice to Client, and at Client's sole expense, to do any or all of the following, in Client's name or otherwise: (a) Execute on behalf of Client any document that Bay View may, in its sole discretion, deem advisable in order to perfect, maintain or improve Bay View's security interests in the Collateral or other real or personal property intended to constitute Collateral, or in order to fully consummate all the transactions contemplated under this Agreement, and all other present and future agreements; (b) At any time after the occurrence of an Event of Default, execute on behalf of Client any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or to lease (as lessor or lessee) any real or personal property; (c) Execute on behalf of Client, any invoices relating to any Receivable, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, voting rights in any bankruptcy case, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment of satisfaction of mechanic's, materialman's or other lien; (d) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Client upon any instruments, notes, acceptances, checks, drafts, money orders, bills of lading, freight bills, chattel paper or other documents, evidence of payment or Collateral that may come into Bay View's possession; (e) Upon the occurrence of any Event of Default, to receive and open all mail addressed to Client; and, in the exercise of such right, Bay View shall have the right, in the name of Client, to notify the Post Office authorities to change the address for the delivery of mail addressed to Client to any such other address as Bay View may designate in its sole discretion, such right to redirect mail granted to Bay View is irrevocable, Client shall not have the right to notify the Post Office to change the address for delivery after Bay View has exercised such right, and Bay View in its sole discretion, may dispose of any mail it receives which is not related to the Collateral; (f) Upon the occurrence of any Event of Default, to direct any financial institution which is a participant with Bay View in extensions of credit to or for the benefit of Client, or which is the institution with which any deposit account is maintained, to pay to Bay View all monies on deposit by Client with said financial institution which are payable by said financial institution to Client, regardless of any loss of interest, charge or penalty as a result of payment before maturity; (g) Endorse all checks and other forms of remittances received by Bay View “Pay to the Order of Bay View Funding,” or in such other manner as Bay View may designate; (h) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (i) Grant extensions of time to pay, compromise claims and settle Receivables and the like for less than face value and execute all releases and other documents in connection therewith; (j) Pay any sums required on account of Client's taxes or to secure the release of any liens therefore, or both; (k) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefore, and make all determinations and decisions with respect to any such policy of insurance and endorse Client's name on any check, draft, instrument or other item of payment or the proceeds of such policies of insurance; and (l) Instruct any accountant or other third party having custody or control of any books or records belonging to, or relating to, Client to give Bay View the same rights of access and other rights with respect thereto as Bay View has under Section 6.2.9 of this Agreement. Any and all sums paid and any and all costs expenses, liabilities, obligations and attorneys' fees incurred by Bay View with respect to the foregoing shall be added to and become part of the Obligations and shall be payable on demand. In no event shall Bay View's rights under the foregoing power of attorney or any of Bay View's other rights under this Agreement be deemed to indicate that Bay View is in control of the business, management of properties of Client.

Section 6. CLIENT'S WARRANTIES, REPRESENTATIONS AND COVENANTS.

6.1.

Receivables' Warranties, Representations and Covenants.  To induce Bay View to buy Receivables and to render its services to Client, and with full knowledge that the truth and accuracy of the following are being relied upon by the Bay View in determining whether to accept Receivables as Purchased Receivables, Client represents, warrants, covenants and agrees, with respect to each Schedule of Accounts delivered to Bay View and each Receivable described therein, that:

6.1.1.	Client is the absolute owner of each Receivable set forth in the Schedule of Accounts and has full legal right to sell, transfer and assign such Receivables;
6.1.2.	The correct face amount of each Receivable is as set forth in the Schedule of Accounts and is not in Dispute;
6.1.3.

The payment of each Receivable is not contingent upon the fulfillment of any obligation or contract, past or future, and any and all obligations required of the Client have been fulfilled as of the date of the Schedule of Accounts;

6.1.4.	Each Receivable set forth on the Schedule of Accounts:

6.1.4.1 Unless Bay View has approved extended payment terms, each Receivable set forth on the Schedule of Accounts is based on the actual sale and delivery of goods and/or services actually rendered on terms not to exceed sixty (60) days (or, for Heineken Holding NV or any of its subsidiaries, affiliates, or divisions, not to exceed one hundred twenty (120) days from the date of issuance of such invoice;

6.1.4.2 does not represent a sale to a parent, subsidiary or affiliate of Client, is presently due and owing to Client,

6.1.4.3 is not past due or in default,

6.1.4.4 has not been previously sold, assigned, transferred, or pledged,

6.1.4.5 is not a consignment sale or bill and hold transaction, and

6.1.4.6 is free of any and all liens, security interests and encumbrances other than liens, security interests or encumbrances in favor of Bay View or any other division of or affiliate of Bay View and Permitted Liens;

6.1.5.

There are no defenses, offsets, or counterclaims against any of the Purchased Receivables, and no agreement has been made under which the Account Debtor may claim any deduction or discount, except as otherwise stated in the Schedule of Accounts;

6.1.6.

At the time that Bay View makes an Advance relating to a Receivable, the Account Debtors set forth in the Schedule of Accounts, are then not insolvent and Client has no knowledge that the Account Debtors are insolvent or may become insolvent within the Payment Period;

6.1.7.	Client shall not take or permit any action to countermand notification to Account Debtors of Bay View's ownership of Purchased Receivables.

6.1.8.

Each Receivable (other than an Unbilled Receivable) shall be set forth in an invoice or written agreement subject to Bay View’s approval, and all contractual terms between Client and the Account Debtor have been fully disclosed to Bay View.

6.2.	Client shall at all times maintain the Control Accounts.
6.3.

Additional Warranties, Representations, and Covenants. In addition to the foregoing warranties, representations and covenants, to induce Bay View to buy Receivables and to render its services to Client, Client hereby represents, warrants, covenants and agrees that:

6.3.1.	Client will not assign, transfer, sell or grant any security interest in any Collateral to any other party, without Bay View's prior written consent;
6.3.2.

The Client's name, form of organization, place of business and the place where the records concerning all receivables herein referred to are kept is set forth at the beginning of this Agreement, and Client will give Bay View thirty (30) days advance notice in writing if such name, organization, place of business or record keeping is to be changed or a new place of business or record keeping is to be added and shall execute any documents necessary to perfect Bay View's interest in Purchased Receivables and the Collateral;

6.3.3.	Client shall pay all of its gross payroll for employees, and all federal and state taxes, as and when due, including, without limitation, all payroll and withholding taxes and state sales taxes;
6.3.4.

Client has not, as of the time Client delivers to Bay View a Schedule of Accounts, or as of the time Client accepts any Advance from Bay View, filed a voluntary petition for relief under the United States Bankruptcy Code or had filed against it an involuntary petition for relief; or is the subject of any other insolvency proceeding;

6.3.5.

Client, if a corporation or limited liability company, is duly incorporated or organized and, at all times, in good standing under the laws of the State of Delaware and is duly qualified in all States where such qualification is required. Client has all required licenses to operate its business and transacts business under no trade names or trade styles other than Fluent Inc.; Fluent (NY), LLC; Fluent, LLC (DE);

6.3.6.	Client is duly authorized to enter into this Agreement and to grant the security interest in the Collateral.
6.3.7.

Client is now, and at all times hereafter, the sole and lawful owner of the Collateral, and with the security interest granted to Bay View, the Collateral shall be free and clear of any claims, liens, encumbrances or other interests therein, except for any Permitted Lien;

6.3.8.	All documents, reports, or other writings submitted to Bay View in connection with this Agreement shall be true and correct;
6.3.9.

Client shall provide prompt access to Bay View to its business premises or any location where any of the Collateral is stored, in order to inspect the Client’s business operations, Collateral or any books, records or computer data which relates to or contains any information concerning the Collateral;

6.3.10.

There is no fact which Client has not disclosed to Bay View in writing which could materially adversely affect the Collateral, or business or financial condition of the Client, or which are necessary to disclose in order to keep the foregoing representations from being misleading;

6.3.11.	Client is not in violation of any federal, state or local law;
6.3.12.	Client shall within five (5) business days notify Bay View in writing of any issue which may materially affect the Collateral or Client’s business;
6.3.13.	Client shall not sell any of the Collateral or its assets outside the ordinary course of its business;
6.3.14.	Any change in majority control or majority ownership of Client which materially changes the current management structure shall require Bay View’s written consent.
6.3.15.

Client shall, at all times at its expense, insure all of the insurable Collateral by financially sound and reputable insurers acceptable to Bay View, against all forms of loss or damage, and shall provide that proceeds payable thereunder shall be payable directly to Bay View. Client shall provide Bay View with the original or a certificate of each such policy of insurance which shall contain a provision requiring the insurer to give not less than twenty (20) days advance written notice to Bay View in the event of cancellation or termination of the policy for any reason whatsoever. If Client fails to provide or pay for any such insurance, Bay View is authorized (but not obligated) to procure the same at Client's expense. Client agrees to deliver to Bay View, promptly as rendered, true and correct copies of all reports made to all insurance companies.

6.3.16.	Client shall comply with the NACHA Rules.

Section 7. NOTICE OF ADJUSTMENTS. In the event of a breach of any of the representations, warranties, or covenants set forth in Section 6, or in the event any Dispute is asserted by any Account Debtor, Client shall promptly advise Bay View and shall, subject to the Bay View's approval, resolve such disputes and advise Bay View of an Adjustment. Until the disputed Purchased Receivable is repurchased by Client and the full amount of the Repurchase Price is paid, Bay View shall remain the absolute owner of any Purchased Receivable which is subject to Adjustment or repurchase under Section 4.1 hereof, and any rejected, returned, or recovered personal property, with the right to take possession thereof at any time.

Section 8. SECURITY INTEREST. As security and collateral for the Obligations, Client hereby grants Bay View a continuing security interest in, and assigns to Bay View, all of Client's right, title and interest in, all now owned and after acquired Accounts, Equipment, Inventory, Financial Assets, Chattel Paper, Electronic Chattel Paper, Letters of Credit, Letters of Credit Rights, General Intangibles, Investment Property, Deposit Accounts, Documents, Instruments, Supporting Obligations, Commercial Tort Claims, the Reserve, motor vehicles, all books, records, files and computer data relating to the foregoing, and all proceeds (including insurance proceeds) of the foregoing (the “Collateral”). Client hereby authorizes Bay View to file any document it deems necessary to perfect its security interest in the Collateral, including but not limited to UCC-1 financing statements and any applicable amendments or continuation statements.

Section 9. DEFAULT AND REMEDIES UPON DEFAULT.

9.1.

Events of Default. If any one or more of the following events shall occur, any such event shall constitute an Event of Default by Client: (a) Any warranty, representation, statement, report or certificate made or delivered to Bay View by Client or any of Client's officers, members, employees or agents now or hereafter is incorrect, false, untrue or misleading in any material respect; (b) Client shall fail to perform or comply with or otherwise shall breach, any other term or condition contained in this Agreement or any other agreement whether now or hereafter existing between Bay View and Client; (c) Client shall fail to pay or perform any other Obligation when due; (d) A material impairment of the prospect of payment or performance of the Obligations or a material impairment of the value of the Collateral or any impairment in the priority of Bay View’s security interests; (e) Any event shall arise which may result or actually results in the acceleration of the maturity of the indebtedness of Client to others under any loan or other agreement or undertaking now or hereafter existing; (f) Client shall fail promptly to perform or comply with any term or condition of any agreement now or hereafter existing with any third party resulting in an actual or potential material adverse effect on Client's business; (g) Any levy, assessment, attachment, seizure, lien or encumbrance for any cause or reason whatsoever, upon all or any part of the Collateral or any other asset of Client (unless discharged by payment, release or fully bonded against not more than ten (10) days after such event has occurred); (h) Dissolution, termination of existence, insolvency or business failure of Client; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by or against Client under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or hereafter in effect and such proceeding remains undismissed for a period of sixty (60) days; or entry of a court order which enjoins, restrains or in any way prevents Client from conducting all or any part of its business and such order remains undismissed for a period of sixty (60) days; or failure to pay any foreign, federal, state or local tax or other debt of Client and Client has not adequately reserved for the amount any such taxes subject to valid protest; (i) A notice of lien, levy or assessment is filed of record with respect to any of Client's assets by the United States or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or if any taxes or debts now or hereafter owing to any one or more of them becomes a lien, whether choate or otherwise, upon all or any of the Collateral or any other assets of Client (other than a lien for real property taxes which are not yet due and payable) and such condition is not cured within sixty (60) days of such occurrence; (j) Death or insolvency or incompetency of any guarantor of any or all of the Obligations; appointment of a conservator or guardian of the person of any such guarantor; appointment of a conservator, guardian; trustee, custodian or receiver of all or any part of the assets, property or estate of, any such guarantor; revocation or termination of, or limitation of liability upon, any guaranty of any or all of the Obligations; or commencement of proceedings by or against any guarantor or surety for Client under any bankruptcy or insolvency law; or the breach by the Guarantor of any Obligation or any other agreement with Bay View; (k) Client makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other the required payments on the Freedom Debt on the dates specified in the related documents and payments on the Convertible Notes as permitted by Bay View from time to time, or if any person who has subordinated such indebtedness or obligation terminates or in any way limits his subordination agreement; (l) Client shall generally not pay its debts as they become due or shall enter into any agreement (whether written or oral), or offer to enter into any such agreement, with all or a significant number of its creditors regarding any moratorium or other indulgence with respect to its debts or the participation of such creditors or their representatives in the supervision, management or control of the business of Client; (m) Client shall conceal, remove or permit to be concealed or removed any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent transfer, voidable transaction, or similar law, or shall make any transfer of its property to or for the benefit of any creditor at a time when other creditors similarly situated have not been paid; and (n) any change in ownership or control of Client not otherwise permitted hereunder.

9.2.

Cure Period. Unless otherwise specified above, Client shall have five business days to cure any Event of Default after written notice by Bay View, provided that the Event of Default does not arise from Client’s fraud or willful misconduct.

9.3.

Remedies. Upon the occurrence of any Event of Default, subject to any applicable cure period, and at any time thereafter, Bay View, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Client) may do any one or more of the following: (a) Cease advancing money or extending credit to or for the benefit of Client under this Agreement, and any other document or agreement; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Client hereby authorizes Bay View without judicial process to enter onto any of the Client's premises without hindrance to search for, take possession of, keep, store, or remove any of the Collateral and remain on such premises or cause a custodian to remain thereon in exclusive control thereof without charge for so long as Bay View deems necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Bay View seek to take possession of any or all of the Collateral by Court process or through a receiver, Client hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Bay View retain possession of and not dispose of any such Collateral until after trial or final judgment; (d) Require Client to assemble any or all of the Collateral and make it available to Bay View at a place or places to be designated by Bay View which is reasonably convenient to Bay View and Client, and to remove the Collateral to such locations as Bay View may deem advisable; (e) place a receiver in exclusive control of Client’s business and/or any or all of the Collateral, in order to assist Bay View in enforcing its rights and remedies; (f) Sell, ship, reclaim, lease or otherwise dispose of all or any portion of the Collateral in its condition at the time Bay View obtains possession or after further manufacturing, processing or repair; at any one or more public and/or private sale(s) (including execution sales); in lots or in bulk; for cash, exchange for other property or on credit; and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Bay View shall have the right to conduct such disposition on Client's premises without charge for such time or times as Bay View deems fit, or on Bay View's premises, or elsewhere and the Collateral need not be located at the place of disposition. Bay View may directly or through any affiliated company purchase or lease any Collateral at any such public disposition and, if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Client of any liability Client may have if any Collateral is defective as to title or physical condition at the time of sale; (g) Demand payment of, and collect any Accounts, Instruments, Chattel Paper, Supporting Obligations and General Intangibles comprising part or all of the Collateral; or (h) Demand and receive possession of any of Client's federal and state income tax returns and the books, records and accounts utilized in the preparation thereof or referring thereto. Any and all attorneys’ fees, expenses, costs, liabilities and obligations incurred by Bay View with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.4.

Application of Proceeds.  The proceeds received by Bay View from the disposition of or collection of any of the Collateral shall be applied to such extent and in such manner as Bay View shall determine, in its sole discretion. If any deficiency shall arise, Client shall remain liable to Bay View therefore. In the event that, as a result of the disposition of any of the Collateral, Bay View directly or indirectly enters into a credit transaction with any third party, Bay View shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of such credit transaction or deferring the reduction thereof until the actual receipt by Bay View of good funds therefore from such third party.

9.5.

Online Access.  Upon an Event of Default, all of Client’s rights and access to any online internet services that Bay View makes available to Client shall be provisional pending Client’s curing of all such Events of Default. During such period of time, Bay View may limit Client’s access to online services to view only. Client acknowledges that the information Bay View makes available to Client through online internet access, both before and after an Event of Default, constitutes and satisfies any duty to respond to a request for accounting or request regarding a statement of account that is referenced in the UCC.

9.6.

Standards of Commercial Reasonableness. After an Event of Default, the parties acknowledge that it shall be presumed commercially reasonable and Bay View shall have no duty to undertake to collect any Account, including those in which Bay View receives information from an Account Debtor that a Dispute exists. Furthermore, in the event Bay View undertakes to collect or enforce an obligation of an Account Debtor or any other person obligated on the Collateral and ascertains that the possibility of collection is outweighed by the likely costs and expenses that will be incurred, Bay View may at any such time cease any further collection efforts and such action shall be considered commercially reasonable. Before Client may, under any circumstances, seek to hold Bay View responsible for taking any uncommercially reasonable action, Client shall first notify Bay View in writing, of all of the reasons why Client believes Bay View has acted in any uncommercially reasonable manner and advise Bay View of the action that Client believes Bay View should take.

9.7.

Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Bay View shall have all the other rights and remedies accorded a secured party under the UCC and under any and all other applicable laws and in any other instrument or agreement now or hereafter entered into between Bay View and Client and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Bay View of one or more of its rights or remedies shall not be deemed an election, nor bar Bay View from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Bay View to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

Section 10. EFFECTIVENESS TERM. This Agreement shall only become effective upon execution and delivery by Client and acceptance by Bay View and, unless earlier terminated as provided in this Agreement, shall continue in full force and effect for the Initial Term and shall be deemed automatically renewed for a Renewal Term, and will continue to renew for each Renewal Term thereafter unless this Agreement is terminated. Unless earlier terminated as provided in this Agreement, all Obligations shall be due and payable in full at the expiration of the Initial Term or last Renewal Term, and if the Obligations are not timely paid by the expiration of the Initial Term or such Renewal Term, then, in Bay View’s sole discretion, this Agreement may be renewed for a Renewal Term. This Agreement may be terminated prior to the end of the Initial Term or any Renewal Term as follows: (a) Client may terminate this Agreement at the end of the Initial Term or Renewal Term without payment of an Early Termination Fee, provided Client gives at least sixty (60) days, but not to exceed ninety (90) days written notice prior to the end of the Initial Term or any Renewal Term; (b) Client may terminate this Agreement at any time after giving Bay View at least sixty (60) days prior written notice and paying Bay View an Early Termination Fee equal to (i) if the proposed termination date occurs on or before the first anniversary of the date of this Agreement, two percent (2.00%) of the Maximum Credit. (ii) if the proposed termination occurs from and after the first anniversary of this Agreement and on or before the second anniversary of this Agreement, one percent (1.00%) of the Maximum Credit, and (iii) if the proposed termination occurs after the date that is the second anniversary of this Agreement, zero percent (0.00%) of the Maximum Credit (the "Early Termination Fee"). Any partial month remaining in such Term shall constitute a full month for the purpose of calculating the Early Termination Fee. Any such termination shall be effective upon payment to Bay View in full of all Obligations, including the Early Termination Fee. This Agreement shall automatically terminate following the occurrence of an Event of Default under Section 9. Upon termination of this Agreement and after Client’s payment and performance of all Obligations, , Bay View shall not be required to record any termination or satisfaction of any of its liens on the Collateral unless and until Client has executed and delivered to Bay View a release deemed acceptable to Bay View in its reasonable discretion. Client understands that this Section constitutes a waiver of Section 9-513 of the UCC. Upon any such termination following an Event of Default, all Obligations, including the applicable Early Termination Fee, shall be due and payable in full. If this Agreement is terminated and Client enters into a new financing transaction with any other financing source, Bay View is under no obligation to enter into any form of agreement with the new financing source.

Notwithstanding the foregoing, any termination of this Agreement shall not affect Bay View's security interest in the Collateral, Bay View's ownership of the Purchased Receivables, Client’s Indemnity portion of the Obligations, any other rights granted to Bay View or Client’s Obligations, and this Agreement shall continue to be effective, and Bay View's rights and remedies hereunder, including rights granted under this Agreement, the UCC, at law or in equity shall survive such termination, until all Indemnity Obligations, and other Obligations incurred under this Agreement or in connection herewith have been completed and satisfied in full.

Section 11. PARTICIPATIONS; ASSIGNMENTS. Client understands that Bay View may from time to time transfer and assign its rights under this Agreement to one or more assignees, or enter into participations with others. Client hereby consents to these potential transfers, assignments and participations by Bay View to one or more assignees or participants. Client hereby consents that any such assignee may exercise the rights of Bay View hereunder and any such participant may exercise the rights of Bay View hereunder, provided that such participant’s rights are exercised solely through Bay View or its assignee. Client further hereby consents and acknowledges that any and all defenses, claims or counterclaims that it may have against the Bay View shall be limited to, and may only be brought against Bay View and may not extend to any assignee, including, but not limited to, any claims which pertain to this Agreement. Client consents to Bay View releasing any and all information regarding Client and any guarantors to any assignee, participant or potential assignee and waives any and all claims pertaining to the release of such information subject to the confidentiality provisions referenced in Section 14 of this Agreement. Client and Bay View intend that any and all direct or indirect assignees of the Bay View of the type set forth above shall be the third party beneficiaries of this Agreement.

Section 12. ONLINE USER STANDARDS.

12.1.

Online Conducting of Business.  Bay View and Client intend to conduct virtually all of the transactions contemplated by this Agreement via email and Bay View’s Online Reporting Service. Bay View is the sole and exclusive owner of the Online Reporting Service. Client hereby accepts a non-exclusive, non-transferable right to access the Online Reporting Service, upon the terms and subject to the conditions contained herein.

12.2.	Standards Regarding Conducting Business Online. Client and Bay View agree as follows:
12.2.1.	Bay View shall have the right to limit Client’s access to the Online Reporting Service to view only upon the occurrence of an Event of Default.
12.2.2.

Client shall not: (i) copy the Online Reporting Service nor otherwise reproduce the same other than for normal system operation backup; (ii) translate, adapt, vary, or modify the Online Reporting Service; or (iii) disassemble, decompile or reverse engineer the Online Reporting Service.

12.2.3.

Bay View shall not be liable to Client for any loss or damage whatsoever or howsoever caused, whether caused by tort (including negligence), breach of contract, or otherwise arising directly or indirectly in connection with the use of the Online Reporting Service.

12.2.4.

Bay View expressly excludes liability for any indirect, special, incidental or consequential loss or damage whether caused by tort (including negligence), breach of contract or otherwise, which may arise in respect of the Online Reporting Service, its use, or in respect of equipment or property, or for loss of profit, business, revenue, goodwill or anticipated savings.

12.2.5.

Client acknowledges that any and all of the copyright, trademarks, trade names, patents, trade secrets and other intellectual property rights subsisting in or used in connection with the Online Reporting Service, including all documentation and manuals relating thereto, are, and shall remain, the sole property of the Bay View. Client shall not, during or at any time after the expiry or termination of its use of the Online Reporting Service, in any way question or dispute the ownership by Bay View thereof.

12.2.6.

To the extent permitted by applicable law, Bay View excludes all warranties with respect to the Online Reporting Service, either express or implied, including, but not limited to, any implied warranties of satisfactory quality or fitness for any particular purpose.

12.2.7.	Client is solely responsible for virus scanning the Online Reporting Service, and Bay View makes no representations or warranties regarding any virus associated with the Online Reporting Services.
12.2.8.

All information, data, drawings, specifications, documentation, software listings, source or object code which Bay View may have imparted and may from time to time impart to the Client relating to the Online Reporting Service is proprietary and confidential. Client hereby agrees that it shall use the same solely in accordance with the provisions of this Agreement and that it shall not, at any time during or after expiry or termination of this Agreement, disclose the same, whether directly or indirectly, to any third party.

Section 13. GENERAL.

13.1.

Notices. Any Written Notice to be given under this Agreement will be in writing addressed to the respective party as set forth in the heading to this Agreement and will be personally served, telecopied or sent by overnight courier service or United States mail and will be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy or e-mail, on the date of transmission if transmitted on a business day before 4:00 p.m. (Pacific Time) or, if not, on the next succeeding business day; (c) if delivered by overnight courier, two (2) business days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) business days after depositing in the United States mail, with postage prepaid and properly addressed. If there is more than one Client, notice to any shall constitute notice to all.

13.2.

Payment in Full Checks. Client authorizes Bay View to accept, endorse and deposit on behalf of Client any checks tendered by an Account Debtor “in full payment” of its obligation to Client. Client shall not assert against Bay View any claim arising therefrom, irrespective of whether such action by Bay View affects an accord and satisfaction of Client’s claims, under Section 3-311 of the UCC.

13.3.

Indemnity. Client shall indemnify and hold Bay View (including employees and Heritage) harmless from and against any and all Avoidance Actions, claims, debts, losses, demands, actions, causes of action, lawsuits, damages, penalties, judgments, liabilities, costs and expenses (including, without limitation, attorneys’ fees), of any kind or nature which Bay View may sustain or incur in connection with, or arising from, this Agreement, any other present or future agreement, or the breach by Client of any representation, warranty, covenant or provision contained herein or therein, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bay View relating in any way to Client.. Notwithstanding any other provision of this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive termination of this Agreement and if Client refuses to honor its obligation to indemnity Bay View, Bay View shall be entitled to all rights and remedies under this Agreement, the UCC, at law or in equity.

13.4.

Attorneys’ Fees and Costs. Client shall forthwith pay to Bay View the amount of all actual attorneys' fees and all filing, recording, publication, search and other costs incurred by Bay View under and pursuant to this Agreement, or any other present or future agreement, or in connection with any transaction contemplated hereby or thereby, or with respect to the Collateral or the defense or enforcement of Bay View's interests (whether or not Bay View files a lawsuit against Client. Without limiting the generality of the foregoing, Client shall, with respect to each and all of the foregoing, pay all actual attorneys' fees and costs Bay View incurs in order to: obtain legal advice, enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, respond to, or defend any action or proceeding; initiate any complaint to be relieved of the effect of the automatic stay in bankruptcy in order to commence or continue any foreclosure or other disposition of the Collateral or to commence or continue any action or other proceeding against Client for relating to the Collateral; file or prosecute a claim or right in any action or proceeding, including, but not limited to, any probate claim, bankruptcy claim, third-party claim, secured creditor claim or reclamation complaint, examine, audit, count, test, copy, or otherwise inspect any of the Collateral or any of Client's books and records; or protect, obtain possession of, lease, dispose of, or otherwise enforce any security interest in or lien on the Collateral or represent Bay View in any litigation with respect to Client's affairs. In the event Bay View brings any lawsuit against Client predicated on a breach of this Agreement, or in any manner relates to this Agreement, Bay View shall be entitled to recover its costs and attorneys' fees, including, but not limited to, attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys' fees and costs to which Bay View may be entitled pursuant to this Section shall immediately become part of Client's Obligations and shall be due on demand.

13.5.

Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of the parties hereto; provided, however, that Client may not assign or transfer any of its rights under this Agreement without the prior written consent of Bay View, and any prohibited assignment shall be void. No consent by Bay View to any assignment shall relieve Client or any guarantor from its liability for the Obligations. Without limiting the generality of the foregoing, all rights and benefits of Bay View under this Agreement may be exercised by any institution with which Bay View maintains any rediscount, financing or other relationship and by any other person or entity designated by Bay View.

13.6.

Joint and Several Liability. The liability of each Client shall be joint and several and the compromise of any claim with, or the release of, any Client shall not constitute a compromise with, or a release of, any other Client.

13.7.

General Waivers. The failure of Bay View at any time or times hereafter to require Client strictly to comply with any of the provisions, warranties, terms or conditions of this Agreement or any other present or future instrument or agreement between Client and Bay View shall not waive or diminish any right of Bay View thereafter to demand and receive strict compliance therewith and with any other provision warranty, term and condition; and any waiver of any default shall not waive or affect any other default, whether prior or subsequent thereto and whether of the same or of a different type. None of the provisions, warranties, terms or conditions of this Agreement or other instrument or agreement now or hereafter executed by Client and delivered to Bay View shall be deemed to have been waived by any act or knowledge of Bay View or its agents or employees, but only by a specific written waiver signed by an officer of Bay View and delivered to Client. Client hereby waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, Account, general intangible, document or guaranty at any time held by Bay View on which Client is or may in any way be liable, and notice of any action taken by Bay View unless expressly required by this Agreement. Client hereby ratifies and confirms whatever Bay View may do pursuant to this Agreement and agrees that Bay View shall not be liable for the safekeeping of the Collateral or any loss or damage thereto, or diminution in value thereof, from any cause whatsoever, any act or omission of any carrier, warehouseman, bailee, forwarding agent or other person, or any act of commission or any omission by Bay View or its officers, employees, agents, or attorneys, or any of its or their errors of judgment or mistakes of fact or of law.

13.8.

Electronic Signatures. The parties intend to conduct the business contemplated by this Agreement by Electronic means. This Agreement and each document, which is the subject of this Agreement, that a party has Electronically Signed and transmitted to the other shall constitute an original and shall be deemed to contain a valid, authentic, Signature of the party for all purposes acknowledging, consenting to, authorizing and approving the terms thereof or any subject matter applicable thereto. In furtherance of the above, Client hereby authorizes Bay View to regard the Client’s Electronically printed name or any Electronic symbol, sound, or process that Client has attached to or logically associated with such Record as the equivalent of a manual Signature thereon by one of the Client’s authorized officers or agents. Client also hereby authorizes Bay View to assume that Client intended to authenticate or adopt such Record by attaching to or logically associating Client’s Electronically printed name or Electronic symbol, sound, or process with the Record. Bay View may rely upon any document, agreement, assignment schedule or invoice with Client’s Electronically printed name or Electronic symbol, sound, or process as a Signed Record for purposes of the UCC, and such Signed Record shall satisfy the requirements of any applicable statute of frauds. Client’s failure to promptly deliver to Bay View any schedule, report, statement or other information required by this Agreement or any document related thereto shall not affect, diminish, modify or otherwise limit Bay View’s security interests in the Collateral or rights and remedies under this Agreement.

13.9.

Section Headings; Construction. Section headings are used herein for convenience only. Client acknowledges that the same may not describe completely the subject matter of the applicable Section, and the same shall not be used in any manner to construe, limit, define or interpret any term or provision hereof. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Bay View or Client under any rule of construction or otherwise.

13.10.

Limitation of Actions. Client agrees that any claim or cause of action by Client against Bay View, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other present or future agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bay View, its directors, officers, employees, agents, accountants, or attorneys, relating in any way to Client, shall be barred unless asserted by Client by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after Client first became aware or should have become aware of the act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based. Client agrees that such one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Bay View, in its sole and absolute discretion. This provision shall survive any termination, however arising, of this Agreement and any other present or future agreement.

13.11.

Severability. Should any provision, clause or condition of this Agreement be held by any court of competent jurisdiction to be void, invalid, inoperative, or otherwise unenforceable, such defect shall not affect any other provision, clause or condition, and the remainder of this Agreement shall be effective as though such defective provision, clause or condition had not been a part hereof.

13.12.

Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith shall be construed together and constitute the entire, only and complete agreement between Client and Bay View, and all representations, warranties, agreements, and undertakings heretofore or contemporaneously made, which are not set forth herein or therein, are superseded hereby.

13.13.	Amendment. The terms and provisions of this Agreement may not be waived, altered, modified or amended except in a writing executed by Client and a duly authorized officer of Bay View.
13.14.	Time of Essence. Time is of the essence in the performance by Client of each and every obligation under this Agreement.
13.15.

Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and thereunder and all rights and obligations of Bay View and Client shall be governed, construed and interpreted in accordance with the internal laws of the State of California. Client: (i) agrees that all actions or proceedings relating directly or indirectly this Agreement or any of the Obligations shall, at the sole option of Bay View, be litigated in courts located within said state, and that, at the sole option of Bay View, the exclusive venue therefore shall be Santa Clara County, California; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Client may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

13.16.	Waiver of Right to Jury Trial/ Judicial Reference/ Arbitration.
13.16.1.

Jury Waiver. To the fullest extent permitted by applicable law, Bay View and Client each hereby irrevocably and expressly waive all right to a trial by jury in any action, proceeding, or cross-complaint (whether based upon contract, tort, or otherwise) arising out of or relating to this Agreement, the obligations or any of the transactions contemplated hereby or thereby or the parties’ actions in the negotiation, administration, or enforcement hereof or thereof.  Bay View and Client each acknowledges that such waiver is made with full knowledge and understanding of the nature of the rights and benefits waived hereby, and with the benefit of advice of counsel of its choosing.

13.16.2.

Judicial Reference. Bay View and Client each prefer that any dispute between them be resolved in litigation subject to the jury trial waiver set forth herein, but the California Supreme Court has held that such pre-dispute jury trial waivers are unenforceable.  This section will be applicable until: (a) the California Supreme Court holds that a pre-dispute jury trial waiver provision similar to that contained herein is valid or enforceable; or (b) the California legislature passes legislation and the governor of the State of California signs into law a statute authorizing pre-dispute jury trial waivers and as a result such waivers become enforceable.

Accordingly, Bay View and Client each  knowingly and voluntarily agree that any civil action or proceeding involving a dispute arising out of or relating to this Agreement, shall be tried solely through a judicial reference as  provided in sections 638 through 645.2 of the California Code of Civil Procedure ("CCP") and as described herein (the “Judicial Reference”).  Bay View and Client further realize that by agreeing to Judicial Reference as provided in CCP sections 638 through 645.2, the parties will have waived their rights to trial by jury.

Bay View and Client each further agree that the referee shall be a retired Judge or Justice selected by mutual written agreement of the parties.  If the parties do not agree, the referee shall be selected by the Trial Court.  Bay View and Client further agree that the filing of any law and motion hearings or the initiation of any hearings to obtain any form of a pre-judgment remedy shall not operate as a waiver of the parties’ right to trial solely through a Judicial Reference.

A request for appointment of a referee may be heard on an ex parte or expedited basis, and Bay View and Client agree that irreparable harm would result if ex parte relief is not granted.  The referee shall be appointed to sit with all the powers provided by law.  The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California.  The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication.  The referee shall issue a decision pursuant to CCP section 644 and the referee's decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court.  The final judgment or order entered by the referee shall be fully appealable as provided by law. Bay View and Client reserve the right to receive findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial, which new trial, if granted, is also to be a reference proceeding under this provision.

13.16.3.

Arbitration. Although Bay View and Client each prefer that any dispute between them be resolved solely through a bench trial or the Judicial Reference as set forth in this section, the California Supreme Court has held that a trial court may refuse to enforce a Judicial Reference agreement, and deny a motion for appointment of a referee under CCP section 638, where there is a possibility of conflicting rulings on a common issue of law or fact, or based on considerations of judicial economy specifically, the duplication of efforts, increased costs, potential delays in resolution, and an unmitigated burden on the Superior Court.

Accordingly, if the trial court refuses to enforce the appointment of a judicial referee (and no successor statute is enacted) Bay View and Client knowingly and voluntarily agree to submit and settle any dispute, controversy or claim arising out of relating to this Agreement to arbitration.  This Agreement to submit to arbitration is presently effective but shall be enforced only in the event that the Jury Waiver and the Judicial Reference provision as set forth above and as provided in CCP sections 638 through 645.1, is held unenforceable.  The arbitration shall be conducted in Santa Clara, County, in the State of California and administered by a retired Judge or Justice selected by mutual written agreement of the parties who shall be governed by the same procedure as if the parties were proceeding by the above Judicial Reference procedure.  Bay View and Client further agree that the filing of any law and motion hearings or the initiation of any hearings to obtain any form of a pre-judgment remedy shall not operate as a waiver of the parties’ right to submit and settle any dispute, controversy or claim arising out of relating to this Agreement to arbitration.

The arbitration procedure shall be governed by the substantive and procedural laws of the State of California, including all aspects of its arbitration law pursuant to the California Arbitration Act (“CAA”), sections 1280 through 1294.2 of the Code of Civil Procedure as amended from time to time.  If a conflict exists between the provisions of the CAA and this Agreement, the language of this Agreement shall control.  Bay View and Client shall have all rights of discovery and remedies as they would in a California civil action pursuant to CCP section 1283.05, and the arbitration shall be governed by all of the applicable rules set forth in the Civil Discovery Act, CCP sections 2016.010 through 2036.050. All rules of evidence applicable to proceedings at law in the State of California will be applicable to the arbitration proceeding and the arbitrator is at all times required to strictly conform to these rules.  The arbitrator shall prepare in writing and provide to the parties an award including factual findings explaining the reasons on which their decision is based.

The arbitrator shall not have the power to commit (a) errors of law or legal reasoning, (b) errors of fact, or (c) errors with regards to mixed questions of law and fact.  In addition, the arbitrator shall not reach factual conclusions unsupported by substantial evidence.  Furthermore, the arbitrator shall not have the power to render an award (a) not based on proper admissible evidence, (b) based on evidence not presented at the hearing, or (c) not in conformity with the substantive and procedural law of the State of California.

In any arbitration arising out of or related to this Agreement, the arbitrator is not empowered to award punitive or exemplary damages, except where permitted by statute, and Bay View and Client waive any right to recover any such damages.

If the arbitrator exceeds any of the foregoing specific powers, the award may be vacated or corrected by filing a petition pursuant to the CAA in the time frame provided in CCP sections 1280 through 1294.2 in the Superior Court for the County of Los Angeles, in the State of California.  The award is subject to review for legal error, factual error, confirmation, correction or vacatur only in a California State Court of competent jurisdiction and only pursuant to the CAA.

In reviewing the award, the Superior Court shall sit as if it were an Appellate Court, in all respects, including but not limited to the scope of review.  The decision of the Superior Court is, itself, subject to review by the California Appellate Courts.  The supervising Court shall have the power to review (a) whether the findings of fact rendered by the arbitrators are supported by substantial evidence and (b) whether, as a matter of law based on such findings of fact the award should be confirmed, corrected or vacated.  Upon such determination, judgment shall be entered in favor of either party consistent therewith.

If any portion of this arbitration provision is held invalid or unenforceable, the remainder shall still be valid and enforceable and the arbitrator and/or supervising Court as applicable shall have the power to amend the arbitration procedures set forth herein so that this Agreement shall remain enforceable and binding.

Bay View and Client each acknowledge that the judicial referee or arbitrator will charge fees and costs to conduct the Judicial Reference or arbitration.  Bay View and Client each agree to initially divide equally all Judicial Reference or arbitration fees and the compensation of the judicial referee or arbitrator.  Notwithstanding the foregoing, the parties each further acknowledge that the judicial referee or arbitrator may decide that one party or the other is the prevailing party in which event the non-prevailing party will be obligated to reimburse the prevailing party for all of the fees and costs imposed in connection with the Judicial Reference or the arbitration.

Section 14. CONFIDENTIALITY..

Bay View and Client executed a Non-Disclosure Agreement dated September 16, 2025. The foregoing Non-Disclosure Agreement remains in full force and effect, however nothing in the Non-Disclosure Agreement shall operate to waive or modify any of Bay View’s rights under this Agreement. If there is an inconsistency between the Non-Disclosure Agreement and this Agreement, the terms of this Agreement shall prevail and govern.

IN WITNESS WHEREOF, Client has executed and delivered this Agreement for acceptance by Bay View as of the day and year above written.

CLIENT

FLUENT, INC.

By:	/s/ Donald Huntley Patric	By:	/s/ Ryan MacNab Perfit

Name/Title:	DONALD HUNTLEY PATRICK, CEO	Name/Title:	RYAN MACNAB PERFIT, CFO

FLUENT, LLC

By:	/s/ Donald Huntley Patric	By:	/s/ Ryan MacNab Perfit

Name/Title:	DONALD HUNTLEY PATRICK, CEO	Name/Title:	RYAN MACNAB PERFIT, CFO

FLUENT MEDIA LABS, LLC

By:	/s/ Donald Huntley Patric	By:	/s/ Ryan MacNab Perfit

Name/Title:	DONALD HUNTLEY PATRICK, CEO	Name/Title:	RYAN MACNAB PERFIT, CFO

ADPARLOR, LLC

By:	/s/ Donald Huntley Patric	By:	/s/ Ryan MacNab Perfit

Name/Title:	DONALD HUNTLEY PATRICK, CEO	Name/Title:	RYAN MACNAB PERFIT, CFO

BAY VIEW

CSNK WORKING CAPITAL FINANCE CORP. D/B/A BAY VIEW FUNDING

By:	/s/ Andrew Aquino

Title:	EVP

Date:	11/25/2025